Exhibit 99.1

BIOLASE Reports Preliminary Second Quarter Results

Earnings Release and Conference Call Scheduled for July 27

SAN CLEMENTE, Calif., Jul 16, 2004 /PRNewswire-FirstCall via COMTEX/ — BIOLASE Technology, Inc. (Nasdaq: BLTI), a medical technology company that develops, manufactures and markets lasers and related products focused on improving dental procedures, announced today preliminary results for the second quarter ended June 30, 2004. Total revenue is anticipated to be in the range of $14.6 million to $14.8 million. Earnings for second quarter 2004 are expected to be similar to first quarter 2004.

Revenue for the first half of 2004 is expected to be approximately $29.0 million to $29.3 million, representing a year-over-year growth rate of approximately 48% to 50% when compared to first half revenue for 2003 of $19.6 million.

Jeffrey W. Jones, CEO and President, stated, “Although our preliminary results for the second quarter are below analyst expectations, we ended the quarter on a strong note with solid momentum heading into the second half of 2004. The Company exceeded analyst expectations in the first quarter while second quarter preliminary results reflect lower than analyst expectations. We historically generate approximately 42% to 43% of our sales in the first half of the year, so we anticipate our year-over-year sales growth for fiscal 2004 to be in the range of 40% to 50%. We are confident in the continued success and growth of our technology and products.”

The second quarter outlook announced today is preliminary and subject to change as a result of final review by management and closing adjustments for the quarter. BIOLASE expects to report final second quarter results on July 27, 2004.

Second Half Guidance for 2004

Revenue for the third quarter of 2004 is expected to be in the range of $15 million to $16 million and for the fourth quarter is expected to be in the range of $23 million to $25 million. This compares with non-GAAP revenue of $10.7 million for the third quarter of 2003 and non-GAAP revenue of $15.7 million for the fourth quarter of 2003, which excludes $2.7 million and $0.4 million of revenue that was deferred to the third and fourth quarter of 2003 as a result of the restatement of revenues, respectively. The non-GAAP revenue numbers presented are not in accordance with generally accepted principles but are presented to provide a clearer understanding of the impact to the Company’s results for changes in revenue recognition. You should not consider this presentation in isolation or as a substitute for analyzing our results under GAAP.

Second Quarter Earnings Release and Conference Call

BIOLASE will release its financial results for the second quarter ended June 30, 2004 on Tuesday, July 27, 2004. BIOLASE management will host a conference call on Tuesday, July 27 at 11:30am EDT to discuss its financial results for the recent quarter and to answer questions.

To listen to the conference call live via the Internet, visit BIOLASE’s web site at www.biolase.com. Please go to the web site 15 minutes prior to its start to register, download and install the necessary audio software. A replay will be available on BIOLASE’s web site.

To listen to the conference call live via telephone, please dial (800) 299-7089 from the U.S. or, for international callers, please dial (617) 801-9714, approximately 10 minutes before the start time. Enter pass code number 71178963. A telephone replay will be available for two days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code number 99153001.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase(R) system, is the best selling dental laser system. The Waterlase(R) system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile(TM) system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This release and the earnings conference call may contain forward-looking statements, which are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof, and are based upon the information available to us now. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

The important factors which could cause actual results to differ materially from those in the forward-looking statements include, among others, variation in demand for our products; an adverse change in the market acceptance of our products; the introduction of new products by competitors; adverse market and political conditions, both in the United States and internationally; technological advancements in our target markets; the availability and pricing of competing products and technologies; the effectiveness of our expense and product cost control efforts; difficulties in managing our growth; intellectual property disputes; natural disasters and other events beyond our control; and the other factors detailed in BIOLASE’s filings with the Securities and Exchange Commission including its prior filings on Forms 10-K, 10-Q and 8-K.

SOURCE BIOLASE Technology, Inc.

Jeffrey W. Jones, President & CEO, jjones@biolase.com, or

Robert Grant, COO, rgrant@biolase.com, or Scott Jorgensen, Director of Finance & Investor Relations,

sjorgensen@biolase.com, all of BIOLASE Technology, Inc., +1-949-361-1200

http://www.biolase.com